EXHIBIT 99.2

Number Options Granted:      _______

Exercise Price:             $_______

Grant Date:            _____________

Name
Address
Address

Congratulations on your _____ Stock Option Award. At the _______ meeting, the Human Resources Committee of our Board of Directors approved the ______ Awards. As a result you have been granted an award of _____ options. This award provides you with incentive compensation directly tied to measured shareholder value. It's our hope that the individuals who have played a role in our company's past success continue to share in its future as owners.


1997 Stock Option Plan
Non-Qualified Stock Option ("NQSO") Acknowledgment

I. Pursuant to the provisions of the "Providian Financial Corporation 1997 Stock Option Plan" (hereinafter called the "Plan"), Providian Financial Corporation (hereinafter called the "Corporation") has on ______________, granted to ______________ (hereinafter called the "Grantee") subject to the terms and conditions of the Plan and subject to the further terms and conditions herein set forth, the right and option to purchase all or any part of _______ shares of Common Stock, par value $0.01, of the Corporation as such Common Stock is presently constituted, at the exercise price of $______ per share, such option to be exercisable from time to time as hereinafter provided. The Plan is incorporated herein by reference and made a part hereof with the same effect as if herein repeated in full.

II. Without limiting the generality of Section I above, it is understood and agreed that the option evidenced hereby is subject to the following conditions:

     A.   That the option shall expire ten years from the Grant Date hereof;

     B. That, except as provided in Sections 6.7 and 6.8 of the Plan, the option may be exercised only to the extent of one-third of the total number of optioned shares after the expiration of one year of service following the date the option is granted, and may be exercised only to the extent of two-thirds of the total number of optioned shares after the expiration of two years of service following the date the option is granted, and in full only after the expiration of three years of service after the date the option is granted;

     C. That the option shall not be transferable by the Grantee otherwise than by the Grantee's will or by the laws of descent and distribution, and that the option shall be exercised during the Grantee's lifetime only by the Grantee or the Grantee's guardian or legal representative; and

     D. That until the person electing to exercise the option has given notice of the exercise of the option and paid the exercise price of the optioned shares to be purchased, the person so electing shall possess no rights as a stockholder with respect to any such shares.


III. Neither the execution and delivery hereof nor the granting of the option evidenced hereby shall constitute or be evidence of any agreement or understanding, express or implied, on the part of the Corporation or any affiliate of the Corporation to employ the Grantee for any specific period.

IV. In the event that, prior to the delivery by the Corporation of all the shares of Common Stock subject to the option evidenced hereby, the number of outstanding shares of Common Stock of the Corporation shall be changed by reason of any transaction described in Section 4.2 of the Plan, the number of shares of Common Stock of the Corporation then remaining subject to the option evidenced hereby and the price per share thereafter payable upon exercise of the option will be appropriately adjusted so as to reflect such change.

V. Any notice required to be given hereunder to the Corporation shall be to First Chicago Trust Company, P.O. Box 2585, Mail Suite 4171, Jersey City, NJ 07303, and any notice required to be given hereunder to the Grantee shall be addressed to him/her at the address noted above or such other address supplied by the Grantee, subject to the right of either party hereafter to designate in writing to the other some other address. Any such notice shall be deemed to have been duly given if and when enclosed in a properly sealed envelope addressed as aforesaid, deposited, postage prepaid, in a Post Office regularly maintained by the United States Government.

Please note:

     First Chicago Trust Company of New York ("FCT") will maintain official records of stock option grants and exercises.

     This Grant Acknowledgment form summarizes your grant information. You will not receive a Stock Option Certificate.

     FCT will hold the original copy of your Grant Acknowledgment and can provide any necessary information to you if you misplace or lose your copy.

WHAT YOU NEED TO DO

     1.   Sign and date the original form.

     2.   Keep the copy for your records.

     3.   Return the original form in the envelope provided to ________________.



Acknowledged by:



------------------------                                      ---------------
Grantee's Signature                                           Date